EXHIBIT 9

               OPINION AND CONSENT OF RICHARD J. WIRTH, ESQ.

May 30, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:     Phoenix Life Variable Accumulation Account
        Phoenix Life Insurance Company
        Post-Effective Amendment No. 9 to Form N-4
        Registration Nos. 333-31320 and 811-03488

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable annuities, Phoenix Retirement Planner's Edge and Phoenix Freedom Edge ("contracts"), which are the subject of the above-captioned registration statement on Form N-4.

In connection with this opinion, I have reviewed the contracts, the registration statements, the charter and by-laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the contract.

Based upon this review, I am of the opinion that the contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Life Insurance Company.

I further consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to my being named as an expert under "Experts" therein.

Very truly yours,

/s/ Richard J. Wirth
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Richard J. Wirth
Vice President and Insurance & Investment Products Counsel
The Phoenix Companies, Inc.